Exhibit 99.1

CCG Investor Relations

Crocker Coulson, President

Tel: +1-646-213-1915

Email: crocker.coulson@ccgir.com

Orient Paper, Inc.

Winston Yen, CFO

Phone: +1-562-818-3817

Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Inc. Announces First Quarter 2012 Results

BAODING, Hebei, China – May 10, 2012, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights

•	Revenue increased 3.6% year-over-year to $34.4 million
•	Gross profit remained flat year-over-year at $7.8 million, with gross margin of 22.5%
•	Operating income declined 2.0% year-over-year to $6.7 million
•	Operating margin decreased to 19.5% from 20.6% in the first quarter of 2011
•	Net income decreased 3.5% year-over-year to $4.7 million, or $0.25 per fully diluted share
•	EBITDA, a non-GAAP measurement, increased year-over-year by 9.3% to $8.7 million
•	Monthly production of corrugating medium paper produced by the new 360,000 tonnes/year production line reached 14,085 tonnes in March 2012.

"The first quarter of the year is typically a slow quarter due to the extended Chinese New Year holidays in China,” stated Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “We are pleased to see our new 360,000 tonnes per year corrugating paper production line steadily ramping up productivity. During the quarter, we dealt with some moderate pricing pressure on our printing paper products and have temporarily discontinued printing paper trading activities. Overall, we anticipate a sizeable revenue growth and profitability driven by our capacity expansion plans and favorable market conditions in fiscal 2012,” added Mr. Liu.

First Quarter 2012 Financial Results

For the quarter ended March 31, 2012, revenue was $34.4 million, an increase of 3.6% from $33.2 million during the same period in 2011.

Revenue from corrugating medium paper was $19.1 million in the first quarter of 2012, representing an increase of 123.7% compared to $8.5 million in the year ago period. The Company sold a total of 45,391 tonnes of corrugating medium paper during the first quarter of 2012, up 104.9% compared to the year ago period.

Since December 2011, Orient Paper began selling corrugating medium paper produced from its new 360,000 tonnes paper production line. Of the total corrugating medium paper sold during the first quarter, 26,978 tons, or 59.4%, were produced from the Company’s new production line. The ASPs for corrugating medium paper rose 9.1% year over year to $420/ton in the first quarter of 2012.

Revenue from medium-grade offset printing paper was $13.8 million for the three months ended March 31, 2012, down 38.9% from $22.5 million for the comparable period in 2011. The Company sold a total of 17,831 tonnes of offset printing paper during the first quarter of 2012, down 37.9% compared to the year ago period. The ASP of offset printing paper products decreased 1.8% from $786/ton in the first quarter of 2011 to $772/ton in the first quarter of 2012. The Company experienced lower tonnage sales of offset printing paper after January 2012 due to temporary suspension of offset printing paper trading, which suffered from a lower gross profit margin as a result of decline in ASP during the first quarter of 2012.

Revenue from the Company’s digital photo paper products decreased 26.9% year over year to $1.6 million, or 4.6% of total revenue during the first quarter of 2012. We believe the decline in revenue was primarily due to a temporary slowdown in demand around the extended national holiday. In the first quarter of 2012, the Company sold a total of 398 tons of digital photo paper compared with 527 tons sold in the first quarter of 2011.

Gross profit remained almost unchanged year over year at $7.8 million. Overall gross margin declined slightly to 22.5% from 23.4% in the same period last year. The decrease of the gross profit margin was mainly due to lower than average gross margin from the Company’s new 360,000 tonnes/year production line, which was running at approximately 30% of its designed annual capacity during the quarter. The Company expects the gross profit margin of this new line may continue to be lower than average before the run rate utilization reaches approximately 60% of the design capacity.

Selling, general and administrative expenses (“SG&A”) were $1.0 million, an increase of 21.4% from $0.9 million in the first quarter of 2011. The increase in SG&A expenses was mainly a result of increase in the 2012 stock compensation expenses and insurance premium.

Operating income decreased slightly to $6.7 million, or 19.5% of the revenue, from $6.8 million, or 20.6% of the revenue, in the first quarter of 2011.

Excluding the impact of income tax expenses, interest expenses, and depreciation and amortization, EBITDA, a non-GAAP measurement, was $8.7 million, up 9.3% from $7.9 million in the first quarter of 2011. *(Refer to Table 1 for a discussion of non-GAAP financial measures, including the reconciliation EBITDA to net income).

Net income was $4.7 million, down 3.5% from $4.9 million in the same period last year. Basic and diluted earnings per share for the first quarter of 2012 were $0.25 compared to $0.26 for the same period a year ago. Weighted average shares used in the calculation of diluted earnings per share were 18,447,733 in the first quarter of 2012 compared to 18,346,722 in the first quarter of 2011.

Financial Condition

As of March 31, 2012, Orient Paper had $5.6 million in unrestricted cash, as compared to $4.2 million at the end of 2011. Working capital was $11.0 million at the end of March 31, 2012. The Company had $2.8 million in short-term debt as well as $5.7 million in long term debt. As of March 31, 2012, shareholders’ equity totaled $133.3 million compared to $127.5 million at the end of 2011.

In the first quarter of 2012, Orient Paper generated net cash flow from operating activities of $9.3 million, representing an increase of 8.8%, from $8.6 million for the comparable period in 2011. The Company used $7.6 million in cash to pay for new property, plant and equipment related to the new 360,000 tonnes per year corrugating medium paper production line and employee dormitory buildings.

Subsequent Events

On April 22, 2012, Orient Paper became aware of certain malfunction of the biological treatment process at its water treatment plants. The Company has promptly notified related government environment protection agencies of the situation and voluntarily shut down operations of all its production lines (excluding the digital photo paper coating lines) to replace the damaged parts of the waste water treatment station. The production lines affected by the water treatment malfunction have all resumed operation on May 8, 2012.

On April 13, 2012, Orient Paper completed a partial closing on approximately 58,566 square meters of new land with street frontage with local residents and secured all land use right permits. For the 58,566 square meters of land across the street from its old facilities, Orient Paper was refunded approximately $3.1 million of the purchase price on April 2, 2012 from the approximately $7.3 million security deposit that was previously paid as of March 31, 2012. Subsequently, the Company paid another $3.3 million in various compensation, taxes and recording fees to the sellers and the government to close out the acquisition on April 13, 2012.

Business Outlook

During the first quarter of 2012, the Company’s new 360,000 tonnes corrugating medium paper production line was operating at approximately 30% capacity, despite the disruption in production caused by the Chinese New Year holidays and equipment maintenance activities. Orient Paper anticipates the run rate utilization to improve significantly after the new 75-ton boiler is up and running by the end of the second quarter.

In April 2012, the Ministry of Industry and Information Technology of the People’s Republic of China announced the 2012 program of mandatory capacity closures in 19 different industries in China, including 9.7 million tonnes outdated and inefficient paper production capacities across the country. Orient Paper is waiting for the details of the 2012 government program, which may have a significant impact on many of the Company’s smaller competitors in China.

Despite the temporary impact of the malfunction of the biological treatment process at its water treatment plants, Orient Paper reaffirms its 2012 guidance to revenues of between $185 million and $204 million, gross profit to be between $39 million and $43 million, net income to be between $25 million and $27 million, and basic and diluted earnings per share to be between $1.35 and $1.49.

Mr. Liu concluded, “Our new corrugating medium paper line made a sizeable contribution to our sales volume in the first quarter. We expect this new line to contribute to our revenue growth over the next few quarters as we focus on ramping up production and reach our target annualized utilization rate of approximately 70% by the end of 2012. Additionally, we anticipate market demand for packaging paper to continue to grow driven by regional economic growth and shortage in supply due to government mandate closures.”

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Friday, May 11, 2012, to discuss the 2012 first quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 7732 5180.

If you are unable to participate in the call at this time, a replay will be available starting on Friday, May 11, 2012 at 12:00 noon Eastern Time, through Friday, May 25, 2012. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number is 7732 5180.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a one year replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

– Financial Tables Follow –

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

* Table 1

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended March 31,
	2012	2011
Net Income	4,681,691	4,852,924
Add: Income Tax	1,826,651	1,871,017
Add: Net Interest Expense	200,158	118,920
Add: Depreciation and Amortization	1,959,302	1,084,944

EBITDA	8,667,802	7,927,805

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues	$34,408,999	$33,225,219
Cost of sales	-26,655,827	-25,453,511
Gross Profit	7,753,172	7,771,708
Selling, general and administrative expenses	-1,044,672	-860,286
Loss from disposal of property, plant and equipment	-	-68,561
Income from Operations	6,708,500	6,842,861

Other Income (Expense):
Interest income	4,716	11,146
Interest expense	-204,874	-130,066
Income before Income Taxes	6,508,342	6,723,941
Provision for Income Taxes	-1,826,651	-1,871,017
Net Income	4,681,691	4,852,924

Other Comprehensive Income:
Foreign currency translation adjustment	669,493	663,498
Total Comprehensive Income	$5,351,184	$5,516,422

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0	$0
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,447,733	18,346,722

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2012 AND DECEMBER 31, 2011

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$5,626,620	$4,165,446
Accounts receivable (net of allowance for doubtful accounts of $73,491 and $76,752 as of March 31, 2012 and December 31, 2011, respectively)	3,748,005	3,820,696
Inventories	7,897,958	10,007,928
Prepayments and other current assets	4,648,076	5,071,215
Total current assets	21,920,659	23,065,285
Prepayment on property, plant and equipment	7,280,209	7,241,472
Property, plant, and equipment, net	120,667,946	114,651,107
Total Assets	$149,868,814	$144,957,864
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,769,645	$2,833,619
Loan from related parties	2,311,611	2,499,312
Accounts payable	99,397	2,766,554
Accrued payroll and employee benefits	260,000	308,290
Other payables and accrued liabilities	2,003,114	1,589,541
Income taxes payable	3,449,060	1,744,253
Total current liabilities	10,892,827	11,741,569
Loans from credit union	5,721,295	5,690,852
Total liabilities	16,614,122	17,432,421

Commitments and Contingencies
Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,459,775 and 18,350,191 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	18,460	18,350
Additional paid-in capital	46,135,975	45,758,020
Statutory earnings reserve	5,863,442	5,863,442
Accumulated other comprehensive income	12,112,060	11,442,567
Retained earnings	69,124,755	64,443,064
Total stockholders' equity	133,254,692	127,525,443
Total Liabilities and Stockholders' Equity	$149,868,814	$144,957,864

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Cash Flows from Operating Activities:
Net income	$4,681,691	$4,852,924
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,959,302	1,084,944
Loss from disposition of property, plant and equipment	-	68,561
(Recovery from)/allowance for bad debts	-3,677	24,398
Stock-based expense for service received	378,065	30,369
Changes in operating assets and liabilities:
Accounts and notes receivable	96,949	-910,294
Prepayments and other current assets	450,454	-4,619
Inventories	2,166,832	1,993,995
Accounts payable	-2,686,080	384,203
Accrued payroll and employee benefits	-49,556	704
Other payables and accrued liabilities	656,543	-545,567
Income taxes payable	1,698,083	1,611,172
Net Cash Provided by Operating Activities	9,348,606	8,590,790

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	-2,452,130	-
Purchases of property, plant and equipment	-5,169,530	-5,843,476
Proceeds from disposal of property, plant and equipment	-	736
Net Cash Used in Investing Activities	-7,621,660	-5,842,740

Cash Flows from Financing Activities:
Repayment of related party loans	-200,000	-
Proceeds from bank loans	1,981,359	1,494,825
Repayments of bank loans	-2,060,614	-3,988,223
Net Cash Used in Financing Activities	-279,255	-2,493,398

Effect of Exchange Rate Changes on Cash and Cash Equivalents	13,483	75,234

Net Increase in Cash and Cash Equivalents	1,461,174	329,886

Cash and Cash Equivalents - Beginning of Period	4,165,446	11,348,108

Cash and Cash Equivalents - End of Period	$5,626,620	$11,677,994

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$171,015	$187,538
Cash paid for income taxes	$128,568	$259,845

Supplemental Disclosure of significant non-cash transactions:
Disposal of property, plant and equipment in lieu of payment for construction cost of a new plant	-	243,479
Issuance of warrants for consultancy services	-	79,521
Issuance of 109,584 shares of common stock to directors and officers	378,065	-

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